Computation of Ratios of Earnings to Fixed Charges                   Exhibit 12
The Chase Manhattan Corporation and Subsidiaries

                                         Nine Months Ended
                                            September 30,                  Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
 ($ in millions)                          1995       1994       1994      1993       1992        1991         1990
--------------------------------------------------------------------------------------------------------------------
Earnings:
Net Income (Loss) .....................   $  825   $  976      $1,205   $  966      $  639     $   520      $  (334)
Less:  Cumulative Effect of Change in
     Accounting Principle* ............       --       --          --      500          --          --           --
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Before Cumulative
  Effect of Change in Accounting
  Principle ...........................      825      976       1,205      466         639         520         (334)
Less:  Equity in Undistributed
  Income (Loss) of Unconsolidated
  Subsidiaries and Associated
  Companies ...........................        2        7           7       36          11         (32)         (40)
Income Taxes ..........................      498      583         565      265         186         124          203
Fixed Charges Excluding Interest
  On Deposits .........................    1,660    1,736       2,187    2,670       2,277       1,988        3,190
--------------------------------------------------------------------------------------------------------------------
Total Earnings, Excluding Interest On
  Deposits, As Adjusted ...............    2,981    3,288       3,950    3,365       3,091       2,664        3,099
Interest On Deposits ..................    1,964    1,717       2,326    2,014       2,935       4,374        5,273
--------------------------------------------------------------------------------------------------------------------
Total Earnings, Including Interest On
  Deposits, As Adjusted ...............   $4,945   $5,005      $6,276   $5,379      $6,026     $ 7,038      $ 8,372
--------------------------------------------------------------------------------------------------------------------

Fixed Charges:

Interest Expense and Amortization
  of Debt Discount and Issuance Costs,
     Excluding Interest On Deposits ...   $1,605   $1,685      $2,119   $2,591      $2,205     $ 1,920      $ 3,115
One-Third of Net Rental Expenses ......       55       51          68       79          72          68           75
--------------------------------------------------------------------------------------------------------------------
Total Fixed Charges For Ratio,
  Excluding Interest On Deposits ......    1,660    1,736       2,187    2,670       2,277       1,988        3,190
Interest On Deposits ..................    1,964    1,717       2,326    2,014       2,935       4,374        5,273
--------------------------------------------------------------------------------------------------------------------
Total Fixed Charges For Ratio,
  Including  Interest On Deposits .....   $3,624   $3,453      $4,513   $4,684      $5,212     $ 6,362      $ 8,463
--------------------------------------------------------------------------------------------------------------------
Ratio Of Earnings To Fixed Charges:
Excluding Interest On Deposits ........     1.8x     1.9x        1.8x     1.3x        1.4x        1.3x           **
Including Interest On Deposits ........     1.4x     1.4x        1.4x     1.1x        1.2x        1.1x           **
--------------------------------------------------------------------------------------------------------------------

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the year ended December 31, 1990, earnings did not cover fixed charges by $91 million primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income
(loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense.